Exhibit 10.33

AMENDMENT TO SUBLICENSE AGREEMENT

            This Amendment to Sublicense Agreement (this "Amendment") is entered into on this 28th day of February, 2002 ("Effective Date"), by and between Procept, Inc. (formerly Pacific Pharmaceuticals, Ins.), a Delaware corporation with offices at 369 Lexington Avenue, 10th Floor, New York, New York 10017 ("Procept"), and AOI Pharmaceuticals, Inc., a subsidiary of Access Oncology, Inc., a Delaware corporation with offices at 750 Lexington Avenue, 26th Floor, New York, New York 10022 ("AOIP") (Procept and AOIP sometimes collectively referred to as "Parties").

            WHEREAS, Procept entered into a license agreement (the "License Agreement") on or about March 17, 1998 with The Penn State Research Foundation ("Foundation"), pursuant to which Procept received an exclusive worldwide license to certain Patent Rights (as defined therein) and Know-how (as defined therein);

            WHEREAS, Procept has sub-licensed certain of its interests, rights and obligations under the License Agreement to AOIP pursuant to a sublicense agreement entered into by and between Procept and AOIP on or about October 13, 2000 (such sublicense agreement, the "Sublicense Agreement");

            WHEREAS, Foundation and the United States Public Health Service have agreed to enter into an interinstitutional agreement (the "Interinstitutional Agreement"), a copy of which is attached hereto as Exhibit A, pursuant to which Foundation shall exclusively license its rights under the License Agreement to PHS, such Interinstitutional Agreement to become effective upon execution of the Revised License Agreement (as defined below);

            WHEREAS, Procept and PHS have agreed to enter into a revised license agreement, a copy of which is attached hereto as Exhibit B, regarding the Patent Rights (such revised license agreement, the "Revised License Agreement"), which Revised License Agreement shall supersede and terminate the terms and conditions of the License Agreement;

            WHEREAS, as a condition to executing the Revised License Agreement, PHS has requested that Procept amend the Sublicense Agreement to secure certain obligations from AOIP;

            WHEREAS, Procept and AOIP wish to facilitate the development and commercialization of the Licensed Products) and Licensed Processes) (as such terms are defined in the Revised License Agreement);

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following:

  AOIP shall be bound by the terms of Section 4.02 of the Revised License Agreement.

  AOTP shall not sublicense its rights under the Sublicense Agreement without the consent of PHS, which consent shall not be unreasonably withheld, and without reasonable notice to Procept.

  This Amendment will be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law rules.

  This Amendment may be signed in one or more counterparts, each of which is to be considered an original, and taken together as one and the same document.

            IN WITNESS WHEREOF, the Parties acknowledge by the signatures below of their authorized representatives that they have read this Amendment and understand and agree to be bound by its terms and conditions.

PROCEPT, INC. 369 Lexington Avenue 10th Floor New York, NY 10017	AOI PHARMACEUTICALS, INC. An Access Oncology Company 750 Lexington Avenue 26th Floor New York, NY 10022

By: /s/ Salvatore A. Bucci Name: Salvatore A. Bucci Title: President and Chief Executive Officer	By: /s/ I. Craig Henderson Name: I. Craig Henderson Title: Chief Executive Officer